SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


Name:    Weldon Capital Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                         4747 W. 135th Street, Suite 100
                                Leawood, KS 66224

Telephone Number (including area code):   (913) 239-2300

Name and Address of Agent for Service of Process:

                                Douglas G. Ciocca
                 Chairman, President and Chief Executive Officer
                         4747 W. 135th Street, Suite 100
                                Leawood, KS 66224

                            Telephone: (913) 239-2300

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Leawood and the State of Kansas on February 11, 2004.

                                          WELDON CAPITAL FUNDS, INC.


                                          /s/  Douglas G. Ciocca
                                          -------------------------------------
                                          Douglas G. Ciocca, Chairman, President
                                             and Chief Executive Officer

Attest:

/s/  Scott A. Sadaro
-----------------------------------------
Scott A. Sadaro, Secretary, Treasurer and
  Chief Financial Officer